Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT

Gregory F. Hughes

Chief Operating Officer and

Chief Financial Officer

-Or-

Heidi Gillette

Investor Relations

(212) 594-2700

SL GREEN REALTY CORP. REPORTS

THIRD QUARTER 2008 FFO OF $1.45 PER SHARE

Third Quarter Highlights

•                  Third quarter FFO totaled $1.45 per share (diluted) compared to $1.25 per share (diluted) during the third quarter of 2007, an increase of 16.0%.  FFO for the nine months ended September 30, 2008 increased 7.7% over the same period in the prior year to $4.89 per share (diluted).

•                  Net income available to common stockholders for the third quarter of 2008 totaled $0.58 per share (diluted) compared to $1.64 per share (diluted) in the same period in the prior year. Net income available to common stockholders for the nine months ended September 30, 2008 totaled $5.09 per share (diluted) compared to $8.62 per share (diluted) in the prior year.

•                  Signed 39 Manhattan office leases totaling 359,067 square feet with average starting rent of $66.78 during the third quarter.  Occupancy at quarter end for the Manhattan portfolio was 96.5%.

•                  Increased average Manhattan office starting rents by 55.0% on leases signed during the third quarter over previously fully escalated rents reflecting strong embedded growth in the Manhattan office portfolio.

•                  Recognized combined same-store GAAP NOI growth of 9.2% during the third quarter, including 10.7% from the consolidated same-store properties and 4.1% from the unconsolidated joint venture same-store properties.

•                  Closed on a five-year, $285.0 million financing at 717 Fifth Avenue, which carries an interest rate of 275 basis points over LIBOR.

•                  Closed on a five-year, $125.0 million financing at 28 West 44th Street which carries an interest rate of 201 basis points over LIBOR.

•                  Closed on the previously announced sale of 1372 Broadway in October for $274.0 million generating a gain of $238.9 million, a substantial portion of which had previously been deferred.

•                  Originated $98.1 million in new structured finance investments during the quarter which carry a weighted average yield of 13.5%.

Summary

New York, NY, October 27, 2008 - SL Green Realty Corp. (NYSE:  SLG) today reported funds from operations available to common stockholders, or FFO, of $88.0 million, or $1.45 per share (diluted), for the third quarter ended September 30, 2008, an increase of 16.0% compared to $1.25 per share (diluted) for the same quarter in 2007.  The Company also reported FFO of $4.89 per share (diluted) for the nine months ended September 30, 2008, a 7.7% increase over $4.54 per share (diluted) for the same period in 2007.

Net income available to common stockholders totaled $33.6 million, or $0.58 per share, (diluted) for the third quarter and $298.3 million, or $5.09 per share (diluted) for the nine months ended September 30, 2008, compared to $98.6 million and $511.9 million for the respective periods in 2007.  The results for the three and nine months ended September 30, 2008 include gains on sale of $0.16 per share (diluted) and $3.49 per share (diluted), respectively, compared to gains on sale of $1.34 per share (diluted) and $6.69 per share (diluted) for the same periods in 2007.

Operating and Leasing Activity

For the third quarter of 2008, the Company reported revenues and EBITDA of $268.7 million and $154.0 million, respectively, increases of $23.4 million, or 9.6%, and $14.1 million, or 10.1%, respectively, compared to the same period in 2007.  During the quarter, the Company had strong leasing activity at 100 Park Avenue, 461 Fifth Avenue, 711 Third Avenue, 420 Lexington Avenue, 750 Third Avenue and 750 Washington Boulevard.  Same-store GAAP NOI on a combined basis increased by 9.2% for the third quarter when compared to the same quarter in 2007, with the consolidated properties increasing 10.7% to $110.2 million and the unconsolidated joint venture properties increasing 4.1% to $28.7 million.

Average starting Manhattan office rents of $66.78 per rentable square foot for the third quarter represented a 55.0% increase over the previously fully escalated rents.

Occupancy for the Manhattan portfolio at June 30, 2008 was 96.7% compared to 96.5% at September 30, 2008.  During the quarter, the Company signed 52 leases in the Manhattan portfolio totaling 372,375 square feet, of which 39 leases and 359,067 square feet represented office leases.

Average starting Suburban office rents of $38.48 per rentable square foot for the third quarter represented a 22.58% increase over the previously fully escalated rents.

Occupancy for the Suburban portfolio increased modestly from 91.8% at June 30, 2008 to 91.9% at September 30, 2008.  During the quarter, the Company signed 20 leases in the Suburban portfolio totaling 77,039 square feet, of which 17 leases and 76,519 square feet represented office leases.

Significant leasing activities during the third quarter included:

•                  New lease with BDO Seidman, LLP for approximately 121,444 square feet at 100 Park Avenue.

•                  New lease with RBC Third Avenue NY LLC for approximately 52,418 square feet at 750 Third Avenue.

•                  Early renewal with Chicago Title Insurance Company for approximately 30,035 square feet at 711 Third Avenue.

•                  Early renewal with Oppenheimer & Co. Inc. for approximately 21,349 square feet at 750 Washington Boulevard, Stamford, CT.

Real Estate Investment Activity

In August 2008, the Company sold 80% of its interest in 1551/1555 Broadway to Jeff Sutton, its joint venture partner, for approximately $17.0 million and the right to future asset management, leasing and construction fees.  As a result of this transaction, the Company holds a 10% interest in this joint venture.  The Company recognized a gain of approximately $9.5 million on this transaction which resulted in a 21.7% IRR to the Company.  This return excludes certain future asset management, leasing and construction fees that may be earned by the Company.

In October 2008, the Company with its joint venture partner, closed on the sale of the 525,000 square foot office property at 1372 Broadway for $274.0 million.  The Company will recognize a gain of $238.9 million in the fourth quarter of 2008, a substantial portion of which had been deferred from the Company’s sale of 85% of the property in July 2007.

Financing and Capital Activity

The Company acquired $81.2 million of its common stock at an average share price of $67.63 since July 1, 2008 pursuant to its stock repurchase program.  The Company has now completed its purchases under the previously authorized $300.0 million stock buy-back program.

In September 2008, the Company closed on a five-year $125.0 million financing at 28 West 44th Street.  This interest-only loan carries an interest rate of 201 basis points over the 30-day LIBOR.

In September 2008, the joint venture that owns the retail condominium at 717 Fifth Avenue refinanced the property with a $285.0 million five-year financing.  This financing carries an interest rate of 275 basis points over the 30-day LIBOR.

Structured Finance Activity

The Company’s structured finance investments totaled $926.9 million on September 30, 2008, an increase of approximately $87.1 million from the balance at June 30, 2008. During the third quarter of 2008, the Company originated approximately $98.1 million of structured finance investments which carry a weighted average yield of approximately 13.5%.  During the third quarter of 2008, the Company recorded $9.1 million in reserves against its non-New York City structured finance investments.  The structured finance investments currently have a weighted average maturity of 5.1 years and a weighted average yield for the quarter ended September 30, 2008 of 10.43%.

Investment in Gramercy Capital Corp.

At September 30, 2008, the book value of the Company’s investment in Gramercy Capital Corp. totaled $141.5 million. Fees earned from various management arrangements between the Company and Gramercy totaled approximately $8.0 million for the quarter ended September 30, 2008 and $29.4 million for the nine months ended September 30,

2008.  During the quarter the Company waived its right to receive approximately $2.0 million of incentive fees and CDO collateral management fees.  The Company’s share of FFO generated from its investment in Gramercy has been estimated at approximately $4.9 million and $15.3 million for the three and nine months ended September 30, 2008, respectively, compared to $5.7 million and $16.3 million for the same periods in the prior year.

The Company’s marketing, general and administrative, or MG&A, expenses include the consolidation of the expenses of its subsidiary GKK Manager LLC, the entity which manages and advises Gramercy.  For the quarter ended September 30, 2008, the Company’s MG&A included approximately $5.7 million of costs associated with Gramercy compared to $3.7 million in the prior year.  This increase is primarily due to personnel hired in connection with the AFR acquisition.

Dividends

During the third quarter of 2008, the Company declared quarterly dividends on its outstanding common and preferred stock as follows:

•                  $0.7875 per share of common stock. Dividends were paid on October 15, 2008 to stockholders of record on the close of business on September 30, 2008.

•                  $0.4766 and $0.4922 per share on the Company’s Series C and D Preferred Stock, respectively, for the period July 15, 2008 through and including October 14, 2008. Distributions were made on October 15, 2008 to stockholders of record on the close of business on September 30, 2008. Distributions reflect regular quarterly distributions, which are the equivalent of an annualized distribution of $1.90625 and $1.96875, respectively.

Conference Call and Audio Webcast

The Company’s executive management team, led by Marc Holliday, Chief Executive Officer, will host a conference call and audio web cast on Tuesday, October 28, 2008 at 2:00 pm EST to discuss third quarter 2008 financial results. The Supplemental Package will be available prior to the quarterly conference call on the Company’s web site.

The live conference will be webcast in listen-only mode on the Company’s web site at www.slgreen.com and on Thomson’s StreetEvents Network. The conference may also be accessed by dialing 866.543.6407 Domestic or 617.213.8898 International, using passcode SL Green.

A replay of the call will be available through Tuesday, November 4, 2008 by dialing 888.286.8010 Domestic or 617.801.6888 International, using passcode 36570701.

Supplemental Information

The Supplemental Package outlining third quarter 2008 financial results will be available prior to the quarterly conference call on the Company’s website.

Company Profile

SL Green Realty Corp. is a self-administered and self-managed real estate investment trust, or REIT, that predominantly acquires, owns, repositions and manages Manhattan office properties. The Company is the only publicly held REIT that specializes in this niche.  As of September 30, 2008, the Company owned 30 New York City office properties totaling approximately 23,719,200 square feet, making it New York’s largest office landlord. In addition, at September 30, 2008, SL Green held investment interests in, among other things, eight retail properties encompassing approximately 400,212 square feet, two development properties encompassing approximately 363,000 square feet and two land interests, along with ownership interests in 36 suburban assets totaling 7,867,500 square feet in Brooklyn, Queens, Long Island, Westchester County, Connecticut and New Jersey.

To be added to the Company’s distribution list or to obtain the latest news releases and other Company information, please visit our website at www.slgreen.com or contact Investor Relations at 212-216-1601.

Disclaimers

Non-GAAP Financial Measures

During the quarterly conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. In addition, the Company has used non-GAAP financial measures in this press release. A reconciliation of each non-GAAP financial measure and the comparable GAAP financial measure can be found on page 7 and 9 of this release and in the Company’s Supplemental Package.

Forward-looking Information

This press release contains forward-looking information based upon the Company’s current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include the strength of the commercial office real estate markets in New York, reduced demand for office space, unanticipated increases in financing and other costs, competitive market conditions, unanticipated administrative costs, timing of leasing income, general and local economic conditions, interest rates, capital market conditions, tenant bankruptcies and defaults, the availability and cost of comprehensive insurance, including coverage for terrorist acts, environmental, regulatory and/or safety requirements, and other factors, which are beyond the Company’s control. We undertake no obligation to publicly update or revise any of the forward-looking information. For further information, please refer to the Company’s filings with the Securities and Exchange Commission.

SL GREEN REALTY CORP.

STATEMENTS OF OPERATIONS-UNAUDITED

(Amounts in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Revenue:
Rental revenue, net	$199,437	$179,248	$589,508	$487,820
Escalations & reimbursement revenues	32,311	29,365	92,277	83,774
Preferred equity and investment income	23,420	21,848	63,028	70,990
Other income	13,505	14,790	87,424	127,754
Total revenues	268,673	245,251	832,237	770,338

Equity in net income from unconsolidated joint ventures	12,292	11,302	49,540	32,715

Expenses:
Operating expenses	61,134	55,428	169,553	151,842
Real estate taxes	31,546	30,395	96,830	91,415
Ground rent	7,709	8,674	23,784	23,705
Marketing, general and administrative	26,603	22,224	86,992	80,602
Total expenses	126,992	116,721	377,159	347,564

Earnings Before Interest, Depreciation and Amortization (EBITDA)	153,973	139,832	504,618	455,489
Interest expense	69,118	66,165	214,563	186,351
Amortization of deferred financing costs	1,604	1,652	4,780	14,195
Depreciation and amortization	54,554	47,246	164,137	124,983
Net income from Continuing Operations	28,697	24,769	121,138	129,960
Income (loss) from Discontinued Operations, net of minority interest	297	2,547	(1,418)	15,525
Gain on sale of Discontinued Operations, net of minority interest	—	80,214	105,979	367,007
Equity in net gain on sale of interest in unconsolidated joint venture	9,533	—	103,014	31,509
Minority interests	14	(3,993)	(15,473)	(17,218)
Preferred stock dividends	(4,969)	(4,969)	(14,906)	(14,907)
Net income available to common stockholders	$33,572	$98,568	$298,334	$511,876

Net income per share (Basic)	$0.58	$1.66	$5.12	$8.73
Net income per share (Diluted)	$0.58	$1.64	$5.09	$8.62

Funds From Operations (FFO)
FFO per share (Basic)	$1.46	$1.26	$4.91	$4.60
FFO per share (Diluted)	$1.45	$1.25	$4.89	$4.54

FFO Calculation:
Net income from continuing operations	$28,697	$24,769	$121,138	$129,960
Add:
Depreciation and amortization	54,554	47,246	164,137	124,983
FFO from Discontinued Operations	720	5,242	1,690	24,271
FFO adjustment for Joint Ventures	9,258	5,747	26,564	17,434
Less:
Dividend on perpetual preferred stock	(4,969)	(4,969)	(14,906)	(14,907)
Depreciation of non-real estate assets	(237)	(215)	(693)	(692)
FFO before minority interests – BASIC and DILUTED	$88,023	$77,820	$297,930	$281,049

Basic ownership interest
Weighted average REIT common shares for net income per share	58,113	59,432	58,307	58,649
Weighted average partnership units held by minority interests	2,340	2,352	2,340	2,487
Basic weighted average shares and units outstanding for FFO per share	60,453	61,784	60,647	61,136
Diluted ownership interest
Weighted average REIT common share and common share equivalents	58,376	60,059	58,645	59,428
Weighted average partnership units held by minority interests	2,340	2,352	2,340	2,487
Diluted weighted average shares and units outstanding	60,716	62,411	60,985	61,915

SL GREEN REALTY CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in Thousands)

	September 30, 2008	December 31, 2007
	(Unaudited)
Assets
Commercial real estate properties, at cost:
Land and land interests	$1,400,042	$1,436,569
Buildings and improvements	5,590,822	5,924,626
Building leasehold and improvements	1,251,626	1,249,093
Property under capital lease	12,208	12,208
	8,254,698	8,622,496
Less accumulated depreciation	(498,885)	(381,510)
	7,755,813	8,240,986
Assets held for sale	120,120	41,568
Cash and cash equivalents	711,147	45,964
Restricted cash	105,834	105,475
Tenant and other receivables, net of allowance of $15,282 and $13,932 in 2008 and 2007, respectively	39,054	49,015
Related party receivables	10,556	13,082
Deferred rents receivable, net of allowance of $13,533 and $13,400 in 2008 and 2007, respectively	152,718	136,595
Structured finance investments, net of discount of $24,335 and $30,783 in 2008 and 2007, respectively	926,931	805,215
Investments in unconsolidated joint ventures	1,139,918	1,438,123
Deferred costs, net	135,949	134,354
Other assets	393,189	419,701
Total assets	$11,491,229	$11,430,078

Liabilities and Stockholders’ Equity
Mortgage notes payable	$2,693,275	$2,844,644
Revolving credit facility	1,288,833	708,500
Term loans and unsecured notes	1,793,860	2,069,938
Accrued interest and other liabilities	33,367	45,194
Accounts payable and accrued expenses	154,158	180,898
Deferred revenue/gain	462,734	819,022
Capitalized lease obligation	16,662	16,542
Deferred land lease payable	17,559	16,960
Dividend and distributions payable	51,268	52,077
Security deposits	34,105	35,021
Liabilities related to assets held for sale	309,166	—
Junior subordinate deferrable interest debentures held by trusts that issued trust preferred securities	100,000	100,000
Total liabilities	6,954,987	6,888,796
Commitments and contingencies	—	—
Minority interest in other partnerships	556,262	632,400
Minority interest in operating partnership	88,460	82,007
Stockholders’ Equity
7.625% Series C perpetual preferred shares, $0.01 per value, $25.00 liquidation preference, 6,300 issued and outstanding at September 30, 2008 and December 31, 2007, respectively	151,981	151,981
7.875% Series D perpetual preferred shares, $0.01 per value, $25.00 liquidation preference, 4,000 issued and outstanding at September 30, 2008 and December 31, 2007, respectively	96,321	96,321
Common stock, $0.01 par value 160,000 shares authorized, 60,400 and 60,071 issued and outstanding at September 30, 2008 and December 31, 2007, respectively (inclusive of 2,794 and 1,312 shares held in Treasury at September 30, 2008 and December 31, 2007, respectively)	604	601
Additional paid - in capital	2,970,757	2,931,887
Treasury stock-at cost	(267,327)	(150,719)
Accumulated other comprehensive income	(13,728)	4,943
Retained earnings	952,912	791,861
Total stockholders’ equity	3,891,520	3,826,875
Total liabilities and stockholders’ equity	$11,491,229	$11,430,078

SL GREEN REALTY CORP.

SELECTED OPERATING DATA-UNAUDITED

	September 30,
	2008	2007
Manhattan Operating Data: (1)
Net rentable area at end of period (in 000’s)	23,719	22,353
Portfolio percentage leased at end of period	96.5%	97.0%
Same-Store percentage leased at end of period	95.6%	96.5%
Number of properties in operation	30	31

Office square feet leased during quarter (rentable)	359,067	340,246
Average mark-to-market percentage-office	55.0%	59.5%
Average starting cash rent per rentable square foot-office	$66.78	$61.63

(1)  Includes wholly owned and joint venture properties.

SL GREEN REALTY CORP.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES*

(Amounts in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Earnings before interest, depreciation and amortization (EBITDA):	$153,973	$139,832	$504,618	$455,489
Add:
Marketing, general & administrative expense	26,603	22,224	86,992	80,602
Operating income from discontinued operations	1,059	5,772	3,144	27,338
Less:
Non-building revenue	(32,990)	(31,401)	(131,544)	(183,814)
Equity in net income from joint ventures	(12,292)	(11,302)	(49,540)	(32,715)
GAAP net operating income (GAAP NOI)	136,353	125,125	413,670	346,900

Less:
Operating income from discontinued operations	(1,059)	(5,772)	(3,144)	(27,338)
GAAP NOI from other properties/affiliates	(81,083)	(71,792)	(250,950)	(164,681)
Same-Store GAAP NOI	$54,211	$47,561	$159,576	$154,881

* See page 7 for a reconciliation of FFO and EBITDA to net income.